Exhibit 10.24

Husker Ag, LLC
Director Compensation Policy

The Husker Ag, LLC Board of Directors has adopted a Board compensation policy, pursuant to which directors are paid $200 per meeting, if the director is present in person at the meeting through adjournment, otherwise the director is paid $100 per meeting attended. Directors are paid $100 per committee meeting attended in person and $50 per committee meeting attended via telephone conference. Directors are also reimbursed at $0.405 per mile (as of January 1, 2005) for mileage reimbursement for travel to and from meetings.